EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

Twin Hospitality Group Inc.
Dallas, Texas
We consent to the incorporation by reference in the following Registration Statements:
(1)    Registration Statement (Form S-8 No. 333-284725) pertaining to the Twin Hospitality Group Inc. 2025 Incentive Compensation Plan
(2)    Registration Statement (Form S-8 No. 333-284726) pertaining to the Twin Hospitality Group Inc. Management Equity Plan
of our report report dated May 7, 2024, with respect to the consolidated financial statements of Twin Hospitality I, LLC. (formerly known as FAT Brands Twin Peaks I, LLC) as of December 31, 2023 and for the fiscal year then ended included in the Annual Report (Form 10-K) of Twin Hospitality Group Inc. for the fiscal year ended December 29, 2024.

/s/ CohnReznick LLP

Dallas, Texas
February 28, 2025